EXHIBIT 10(ap)


                                                December 20, 1993



Mr. Gerald Cahill
SafeCard Services, Inc.
3001 East Pershing Boulevard
Cheyenne,  WY   82001


Dear Gerry:

          As you know, my consulting agreement dealing with investor relations work runs out at the end of this December. I know you had hoped to hire a full-time investor relations person by now but that has not occurred for a variety of reasons. In the meantime, we are moving into a particularly busy and hectic period investor relations-wise what with a new chief executive and an upcoming annual meeting.

          This is to let you know that I would be willing to continue as the Company's investor relations consultant starting January 1, 1994 on a month-to-month basis and on the same terms as our previous agreement. In the event that I spend more time on this activity than the average outlined in my current agreement, I would request additional reimbursement.

          If you want to discontinue this arrangement, please give me 30 days advance notice, and I will do likewise.

          If this is agreeable, please sign one copy and return to me.


                                   Sincerely,

                                   /s/ Eugene Miller

                                   Eugene Miller


Signed for SafeCard by                  Signed for Eugene Miller

/s/ Gerald Cahill                       /s/ Eugene Miller
- ------------------------                -------------------------
Gerald Cahill                           7351 Ballantrae Court
                                        Boca Raton,  FL 33496